EXHIBIT 99.1

[GRAPHIC OMITTED]

news
release

                       CENDANT ARRANGES NEW $3.25 BILLION
                            TERM LOAN CREDIT FACILITY

    Increased From $2.0 Billion Due To Strong Reception by Banking Syndicate

         Reflects Company's Strong Capital Base and Access to Liquidity
                             Through Varied Sources


     Parsippany, NJ and Stamford, CT, May 29, 1998 -- Cendant Corporation (NYSE:CD) today announced that it has entered into a new $3.25 billion term loan credit facility with The Chase Manhattan Bank and a syndicate of 20 other lenders including Bank of America, Barclays Capital, Bank of Nova Scotia, Credit Lyonnais, and Nationsbank. Due to a very strong reception by the banking syndicate, the Company increased the facility to $3.25 billion from the $2.0 billion commitment previously announced.
The loan is repayable on May 28, 1999.

     Accordingly to the Company's Vice Chairman and Chief Financial Officer, Michael P. Monaco, completion of this transaction provide Cendant with a combination of cash and committed undrawn revolving credit facilities significantly in excess of the amount of cash necessary to close the previously announced pending acquisitions of RAC Motoring Services, Providian Auto an American Bankers.

     "We are delighted with the overwhelming support the banking syndicate has shown the Company," Monaco said. "This extraordinarily successful syndication reflects the Company's strong capital base and access to liquidity through varied sources. It further demonstrates the Company's significant credit ratios and our ability to generate capital for strategic acquisitions and other purposes.

     Cendant (NYSE: CD) is the world's premier provider of consumer and business services. Cendant operates in three principal segments: Alliance Marketing, Travel and Real Estate Services. In Alliance Marketing, Cendant provides access to travel, shopping, auto, dining, and other services worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services, a leading fleet management company through PHH, and the U.K.'s largest private car park operator through NPC. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. Headquartered in Stamford, CT and Parsippany, NJ, the company has nearly 40,000 employees, operates in over 100 countries and makes more than 100 million customer contacts annually.